Exhibit 8.2
Machado, Meyer, Sendacz e Opice

A D V O G A D O S
Rua da Consolação, 247, 4 º andar
01301-903 São Paulo, SP, Brasil
Tel. 55 11 3150-7000 · Fax 55 11 3150-7071
mmso@mmso.com.br
www.machadomeyer.com.br
BRASÍLIA · RIO DE JANEIRO · SALVADOR · PORTO ALEGRE · NOVA IORQUE · FORTALEZA
São Paulo, August 31, 2007
To
TAM S.A.
Avenida Jurandir, 856, Lote 4, 3º andar
São Paulo, SP
CEP 04072-000
TAM Linhas Aéreas S.A.
Avenida Jurandir, 856, Lote 4, 2º andar
São Paulo, SP
CEP 04072-000
TAM Capital Inc.
c/o Ogier Fiduciary Services (Cayman) Limited
Queensgate House, South Church Street
PO Box 1234, Grand Cayman KY1-1108
Cayman Islands

Re.:	TAM Capital Inc. Registration Statement on Form F-4
Dear Sirs,
     We have acted as special Brazilian counsel to TAM S.A., TAM Linhas Aéreas S.A. (the “Guarantors”) and TAM Capital Inc., in connection with the preparation of the above-captioned Registration Statement, as amended (the “Registration Statement”), and the forms of agreements filed as Exhibits thereto (the “Agreements”), pursuant to which TAM Capital Inc. (the “Issuer”) proposes to exchange (the “Exchange Offer”) up to US$300,000,000.00 aggregate principal amount of its 7.375% Senior Guaranteed Securities due 2017, which are unconditionally guaranteed as to payment of principal and interest by the Guarantors (the “Exchange Notes”), for any and all of its 7.375% Senior Guaranteed Securities due 2017 (the “Unregistered Notes”), that were issued on April 25, 2007.
     In rendering the opinions expressed herein, we have examined originals or copies, certified, or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion.

Machado, Meyer, Sendacz e Opice	A D V O G A D O S

     In addition, we have examined the Company’s Registration Statement on Form F-4 relating to the Exchange Offer, filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the U.S. Securities Act 1933, as amended, and the rules and regulations of the Commission thereunder.
     As to questions of fact material to this opinion, we have, with your approval, where relevant facts were not independently established, relied upon, among other things, the representations made in the Registration Statement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.
     Capitalized terms not otherwise defined herein shall have the meaning set forth in the Registration Statement.
     The opinions set forth below are based upon the Brazilian Tax Code, as amended (the “Code”), the Brazilian regulations, administrative announcements and rulings and court decisions, all as of the date of this letter.
     Based on and subject to the foregoing, and such examinations of law as we have deemed necessary, it is our opinion that there are good arguments to sustain that no gain or loss will be realized for Brazilian income tax purposes upon an exchange of the Unregistered Notes for the Exchange Notes pursuant to the Exchange Offer.
     However, we have to emphasize the following. Generally, any capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets not located in Brazil are not directly subject to tax in Brazil. On the other hand, when the assets are located in Brazil, such capital gains are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003 (“Law No. 10,833”). Since the Exchange Notes will be issued abroad and will be registered in Luxembourg, we believe that the Exchange Notes would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833. However, we cannot assure prospective Non-Brazilian Holders that such interpretation of Law No. 10,833 will prevail in the courts of Brazil. In case the Exchange Notes are deemed to be located in Brazil, gains recognized by a Non-Brazilian Holder upon the sale or other disposition of the Exchange Notes to a Non-Brazilian Holder will be subject to income tax in Brazil at a rate of 15%, or 25% if the Non-Brazilian Holder is located in a tax haven, which is defined, for these purposes, as a country which does not impose any income tax or which imposes it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership.
     A Brazilian holder will have the same basis and holding period in the Exchange Notes that it had in the Unregistered Notes immediately prior to the exchange.
     The opinions set forth in this letter represent our conclusions as to the application of income tax law existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not

Machado, Meyer, Sendacz e Opice	A D V O G A D O S

be forthcoming that would modify or supersede our opinions.
     The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. The opinions set forth herein may not be relied on by any person or entity other than you without our prior written consent.
     We hereby consent to the filing of this opinion with the Registration Statement and to the reference to ourselves under the caption “Legal Matters” in the Registration Statement.
Very truly yours,
/s/  Machado, Meyer, Sendacz e Opice
A d v o g a d o s